UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2012 (December 21, 2012)

MBIA INC.
(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
914-273-4545

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 21, 2012, the Board of Directors (the “Board”) of MBIA Inc. (the “Company”) approved new compensation packages for C. Edward Chaplin, William Fallon, Anthony McKiernan and Ram Wertheim. The compensation packages include retention cash awards (in the aggregate amount of $11.4 million) and stock awards under the Company’s 2005 Omnibus Incentive Plan (in the aggregate amount of 2 million shares). The cash awards granted to the executives are: $3.5 million to Mr. Chaplin; $3.5 million to Mr. Fallon; $2.0 million to Mr. McKiernan; and $2.4 million to Mr. Wertheim. The individual stock awards made to the executives are as follows: Mr. Chaplin received 600,000 shares; Mr. Fallon received 600,000 shares; Mr. McKiernan received 400,000 shares; and Mr. Wertheim received 400,000 shares.

In the event an executive voluntarily terminates his employment with the Company on or before December 31, 2015 without the Board’s consent, he will repay the Company a portion of the retention bonus determined by multiplying one half of his cash award by a fraction, the numerator of which is the number of days from the date his employment terminates through December 31, 2015 and the denominator of which is 1,095. Each such executive will not receive any additional stock awards for years 2012, 2013 and 2014.

One-half of each executive’s restricted stock grant vests in three years on December 31, 2015 if he remains employed through such date, provided that these shares will become vested in connection with the occurrence of a change in control of the Company or a “qualifying termination” prior to such date. Up to an additional one-quarter of each award will vest on a pro-rata basis on the earlier to occur of December 31, 2016 or a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “first vesting date”), if the applicable executive remains employed through the first vesting date (or he has a qualifying termination before such date), to the extent that the “market value appreciation” criteria for these shares is satisfied as of the first vesting date. Similarly, up to the remaining one-quarter of each award will vest on a pro-rata basis on the earlier to occur of December 31, 2017 or a change in control of the Company in which the Company’s shares of common stock cease to be publicly traded (the “second vesting date”), if the applicable executive remains employed through the second vesting date (or he has a qualifying termination before such date), to the extent that the “market value appreciation” criteria for these shares is satisfied as of the second vesting date. A “qualifying termination” means a termination of an executive’s employment (a) due to his death or disability, (b) by the Company without cause, (c) due to his retirement after December 31, 2015 on at least six months' prior notice, or (d) with the approval of the Board.

The “market value appreciation” criteria for the shares subject to vesting on a vesting date is satisfied to the extent that the average closing share price over the 60 trading days prior to the applicable vesting date is between $10.00 and $25.00 per share based on the following schedule, with the percentage of the shares that vests between any two values specified in the table to be determined by linear interpolation:

Fair Market Value Per Share	Percentage Vested
$10 or less	0%
$13	20%
$16	40%
$17.50	50%
$19	60%
$22	80%
$25 or more	100%

Alternatively, the “market value appreciation” criteria will be satisfied upon the first date on which the fair market value per share of the Company’s common stock over the 20 previous consecutive trading days has been at least $25 per share, in which case the percentage of the applicable shares to become vested on the applicable vesting date will be 100%.

Any shares that have not vested as of the applicable vesting date will be forfeited unless otherwise approved by the Company’s Compensation and Governance Committee. In addition, the shares will (to the extent not yet vested) be forfeited upon the applicable executive’s voluntary resignation (other than in connection with a qualifying termination or as otherwise approved by the Company’s Compensation and Governance Committee) or the Company’s termination of his employment for cause.

The cash retention awards payable as described above to Messrs. Chaplin, Fallon, McKiernan and Wertheim will be made by the Company and will not be allocated to or reimbursed by its insurance subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

		By:	/s/ Ram D. Wertheim
Ram D. Wertheim
Chief Legal Officer

Date:	December 26, 2012

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